Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258499

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2021

Prospectus Supplement

(To Prospectus dated August 5, 2021)

Aptiv PLC

$                % Senior Notes due 2051

We are offering $                of our                % Senior Notes due 2051 (the “Notes”). The Notes will mature on                 , 2051. We will pay interest on the Notes semi-annually in arrears on                 and                 of each year, beginning on                , 2022. Interest on the Notes will accrue from                , 2021.

We may, at our option, redeem all or part of the Notes at any time at the redemption prices described herein. In addition, we may, at our option, redeem all, but not a part, of the Notes at any time in the event of certain developments affecting taxation as described herein. If we experience a change of control triggering event (as described herein), we must offer to repurchase the Notes.

The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our existing and future senior indebtedness. The Notes will be effectively subordinated to any of our existing and future secured debt to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all liabilities of our subsidiaries.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

We intend to apply to list the Notes on the New York Stock Exchange (the “NYSE”). We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes at any time. There is currently no established trading market for the Notes.

	Price to Public (1)		Underwriting Discount		Proceeds to us, Before Expenses
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest from , 2021, if settlement occurs after that date.

We expect that delivery of the Notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”), on or about                , 2021.

Joint Book-Running Managers

J.P. Morgan Citigroup Goldman Sachs & Co. LLC

, 2021

ABOUT THIS PROSPECTUS

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

Notices Under Jersey Law

The directors of the Issuer have taken all reasonable care to ensure that the facts stated in this document are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the document, whether of facts or of opinion. All of the directors accept responsibility accordingly.

A copy of this document has been delivered to the registrar of companies in Jersey (the “Jersey Registrar”) in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002, as amended, and the Jersey Registrar has given, and has not withdrawn, his consent to its circulation. The Jersey Financial Services Commission (the “Commission”) has given, and has not withdrawn, or will have given prior to the issue of the Notes and not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of the Notes. The Commission is protected by the Control of Borrowing (Jersey) Law 1947, as amended, against liability arising from the discharge of its functions under that law. It must be distinctly understood that, in giving these consents, neither the Jersey Registrar nor the Commission takes any responsibility for the financial soundness of the Issuer or for the correctness of any statements made, or opinions expressed, with regard to it.

If you are in any doubt about the contents of this document you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser. It should be remembered that the price of securities and the income from them can go down as well as up.

In this prospectus, unless otherwise indicated or the context otherwise requires, “Aptiv,” the “Company,” “we,” “us” and “our” refer to Aptiv PLC, a public limited company formed under the laws of Jersey on May 19, 2011. References to the “Issuer” refer to Aptiv PLC, as the issuer of the Notes, and not to any of its subsidiaries.

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Prospectus Supplement

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 8, 2021;

•	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2021 filed on May 6, 2021, June 30, 2021 filed on August 5, 2021, and September 30, 2021 filed on November 4, 2021;

•

Our Current Reports on Form 8-K filed on February 12, 2021, April 29, 2021, May 4, 2021 and June 25, 2021 (other than the information furnished pursuant to Item 2.02, Item 7.01 and the related exhibits therein furnished pursuant to Item 9.01); and

•

The portions of our Definitive Proxy Statement on Schedule 14A that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 15, 2021.

You may request a free copy of these filings by writing to, or telephoning, us at the following address and phone number:

Aptiv PLC

5 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

353-1-259-7013

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference in this prospectus supplement and accompanying prospectus, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and resulting from the United Kingdom’s exit from the European Union, commonly referred to as “Brexit”; uncertainties posed by the novel coronavirus (“COVID-19”) pandemic and the difficulty in predicting its future course and its impact on the global economy and our future operations; fluctuations in interest rates and foreign currency exchange rates; the cyclical nature of global automotive sales and production;

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the potential disruptions in the supply of and changes in the competitive environment for raw material and other components integral to our products, including the current semiconductor supply shortage; our ability to maintain contracts that are critical to our operations; potential changes to beneficial free trade laws and regulations, such as the United States-Mexico-Canada Agreement; our ability to integrate and realize the expected benefits of recent transactions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers, and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2021. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

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SUMMARY

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Company Overview

We are a leading global technology and mobility architecture company primarily serving the automotive sector. We design and manufacture vehicle components and provide electrical, electronic and active safety technology solutions to the global automotive and commercial vehicle markets, creating the software and hardware foundation for vehicle features and functionality. We deliver end-to-end mobility solutions enabling our customers’ transition to more electrified, software-defined vehicles. Our Advanced Safety and User Experience segment is focused on providing the necessary software and advanced computing platforms, and our Signal and Power Solutions segment is focused on providing the requisite networking architecture required to support the integrated systems in today’s complex vehicles. Together, our businesses develop the ‘brain’ and the ‘nervous system’ of increasingly complex vehicles, providing integration of the vehicle into its operating environment.

We are one of the largest vehicle component manufacturers and our customers include 23 of the 25 largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 124 major manufacturing facilities and 12 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from best cost countries. We have a presence in 44 countries and have approximately 18,200 scientists, engineers and technicians focused on developing market relevant product solutions for our customers.

We are focused on growing and improving the profitability of our businesses, and have implemented a strategy designed to position the Company to deliver industry-leading long-term shareholder returns. This strategy includes disciplined investing in our business to grow and enhance our product offerings, strategically focusing our portfolio in high-technology, high-growth spaces in order to meet consumer preferences and leveraging an industry-leading cost structure to expand our operating margins. In line with the long-term growth in emerging markets, we have been increasing our focus on these markets, particularly in China, where we have a major manufacturing base and strong customer relationships.

Our principal executive offices are located at 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland and our telephone number is 353-1-259-7013. Our register of members is kept at our registered office, which is 13 Castle Street, St. Helier, JE1 1ES, Jersey, Channel Islands.

Recent Developments

COVID-19 Pandemic. The global spread of COVID-19, which originated in late 2019 and was later declared a pandemic by the World Health Organization in March 2020, negatively impacted the global economy, disrupted supply chains and created significant volatility in global financial markets throughout much of 2020 with various indirect adverse impacts continuing in 2021. During 2020, the adverse impacts of the COVID-19 pandemic included extended work stoppages in China during the first quarter of 2020, where we have a major manufacturing base, and the subsequent suspension of vehicle production by our OEM customers in North America and Europe, which combined accounted for approximately 70% of our annual net sales during the year ended December 31, 2020, as the pandemic spread to those regions and governmental authorities initiated “lock-down” orders for all non-essential activities. The work stoppages began to abate in China in March 2020, and North America and Europe OEM production restarted sporadically in the second quarter of 2020. During 2020, we took decisive actions to enhance our financial flexibility and minimize the impact on our business, such as the ramping down of certain production facilities in response to customer plant closures and changes in vehicle production schedules, imposing certain travel restrictions, suspending our ordinary share cash dividend and our ordinary share repurchase program, issuing $2.3 billion combined of preferred and ordinary shares, extending substantially all of our existing credit agreement’s maturity to August 2022 (which was further extended in its entirety to 2026 during the second quarter of 2021), and actively managing costs, capital spending and working capital to further strengthen our liquidity. Despite our ongoing efforts to minimize the pandemic’s direct and indirect adverse impacts, we are unable to predict the ultimate impact to our business due to a number of evolving factors, including the duration and spread of the pandemic, the impact of the pandemic on economic activity and our supply chain, consumer demand and vehicle production schedules, and the actions of governmental authorities across the globe. We will continue to actively monitor all direct and indirect potential impacts of COVID-19, and will seek to aggressively mitigate and minimize their impact on our business. See also “Risk Factors—Risks Related to COVID-19.”

Global Supply Chain Disruptions. Due to various factors, there are currently global supply chain disruptions, including a worldwide semiconductor supply shortage. The semiconductor supply shortage, due in part to increased demand across multiple industries, is impacting production in automotive and other industries. We anticipate these supply chain disruptions will persist into 2022. We, along with most automotive component supply companies that use semiconductors, have been unable to fully meet the vehicle production demands of OEMs because of events which are outside our control, including but not limited to, the COVID-19 pandemic, the global semiconductor shortage, fires in our suppliers’ facilities, unprecedented weather events in the southwestern United States, and other extraordinary events. Although we are working closely with suppliers and customers to minimize any potential adverse impacts of these events, some of our customers have indicated that they expect us to bear at least some responsibility for their lost production and other costs. While no assurances can be made as to the ultimate outcome of these customer expectations or any other future claims, we do not currently believe a loss is probable. We will continue to actively monitor all direct and indirect potential impacts of these supply chain disruptions, and will seek to aggressively mitigate and minimize their impact on our business.

In addition, we are carrying critical inventory items and key components, and we continue to procure productive, raw material and non-critical inventory components in order to satisfy our customers’ vehicle production schedules. However, as a result of our customers’ recent production volatility and cancellations, our balance of productive, raw and component material inventories has increased substantially from customary levels as of September 30, 2021. We will continue to actively monitor and manage inventory levels across all inventory types in order to maximize both supply continuity and the efficient use of working capital.

Redemption of 2024 Notes and 2026 Notes

We expect to use a portion of the net proceeds from this offering to redeem our subsidiary Aptiv Corporation’s 4.15% Senior Notes due 2024 (the “2024 Notes”) and our 4.25% Senior Notes due 2026 (the “2026 Notes”) on November 24, 2021 (the “Redemption Date”) and to pay related premiums, fees and expenses. See “Use of Proceeds.”

The Offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Aptiv PLC

Securities Offered	$ aggregate principal amount of % Senior Notes due 2051.

Maturity Date	, 2051.

Interest Rate	% per annum.

Interest Payment Dates	Semi-annually in arrears on and of each year, commencing , 2022.

Ranking	The Notes will be the Issuer’s general unsecured obligations and will:

•	rank equally in right of payment with all of its existing and future senior indebtedness;

•	rank senior in right of payment to all of its future subordinated indebtedness;

•	be effectively subordinated in right of payment to all of its existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of each of our existing and future subsidiaries.

At September 30, 2021, on an as adjusted basis after giving effect to the offering of the Notes and the redemption of the 2024 Notes and the 2026 Notes with a portion of the proceeds of this offering, we would have had total indebtedness of $ million, including $14 million of secured debt, and our subsidiaries would have had $ million of debt.

Optional Redemption	At any time prior to , 2051 (six months prior to the maturity date of the Notes), we may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount of the Notes we redeem, plus a make-whole premium. On or after , 2051, we may redeem the Notes at a price equal to their principal amount. In any such case, we also will pay any accrued and unpaid interest to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Covenants	We will issue the Notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Notes—Certain Covenants.”

Optional Tax Redemption	We may redeem the Notes as a whole but not in part, at our option, in the event of certain changes in tax law that would require us to pay Additional Amounts (as defined in the section entitled “Description of Notes—Payment of Additional Amounts”) to holders of the Notes in respect of withholding taxes that cannot be avoided by taking reasonable measures available to us, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to but excluding the date of redemption.

See “Description of Notes—Tax Redemption.”

Additional Amounts	Subject to certain exceptions and limitations, we will pay such Additional Amounts (as defined in the section entitled “Description of Notes—Payment of Additional Amounts”) on the Notes as may be necessary so that the net amount received by each holder of the Notes after all withholding or deductions, if any, will not be less than the amount the holder would have received in respect of such Note in the absence of such withholding or deduction.

See “Description of Notes—Payment of Additional Amounts.”

Use of Proceeds	We expect to use a portion of the net proceeds from this offering to redeem the 2024 Notes and the 2026 Notes and to pay related premiums, fees and expenses, with any remaining net proceeds to be used for general corporate purposes. For more information about our use of proceeds from this offering, see “Use of Proceeds.”

Listing

We intend to apply to list the Notes on the NYSE. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes at any time. There is currently no established trading market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes.

Form and Denominations	We will issue the Notes in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the Notes involves substantial risk. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 14 of our annual report on Form 10-K for the year ended December 31, 2020 incorporated by reference herein for a discussion of certain factors you should consider in evaluating an investment in the Notes.

Summary Historical Consolidated Financial Data

The following selected consolidated financial data of the Company has been derived from the consolidated financial statements of the Company and should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2020 and the interim consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2020	2019	2018	2021	2020
			(unaudited)
Statements of operations data:
Net sales	$13,066	$14,357	$14,435	$11,484	$8,854
Depreciation and amortization (1)	764	717	676	583	556
Operating income (2)	2,118	1,276	1,473	929	1,672
Interest expense	(164)	(164)	(141)	(114)	(125)
Net income	1,822	1,009	1,107	570	1,507
Other financial data:
Capital expenditures	$584	$781	$846	$430	$489
Adjusted operating income (3)	867	1,548	1,751	957	391
Adjusted operating income margin (4)	6.6%	10.8%	12.1%	8.3%	4.4%
Net cash provided by operating activities	$1,413	$1,624	$1,628	$553	$614
Net cash used in investing activities	(626)	(1,111)	(2,048)	(470)	(532)
Net cash provided by (used in) financing activities	1,613	(649)	(555)	(128)	1,644

	As of December 31, 2020	As of September 30, 2021
	(dollars in millions)	(dollars in millions) (unaudited)
Balance sheet data:
Cash and cash equivalents	$2,821	$2,741
Total assets	$17,522	$17,651
Total debt	$4,101	$4,008
Working capital, as defined (5)	$1,538	$2,290
Shareholders’ equity	$8,100	$8,499

(1)	Includes long-lived and intangible asset impairments.
(2)

The year ended December 31, 2020 includes a pre-tax gain of $1.4 billion for the completion of the Motional autonomous driving joint venture, as further discussed in Note 24. Held for Sale to the audited consolidated financial statements incorporated by reference herein.

(3)

Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax expense, equity income (loss), net of tax, restructuring, other acquisition and portfolio project costs (which includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures), asset impairments, gains (losses) on business divestitures and other transactions and deferred compensation related to acquisitions. Adjusted Operating Income is presented as a supplemental measure of the Company’s financial performance which management believes is useful to investors in assessing the Company’s ongoing financial performance that, when reconciled to the corresponding U.S. GAAP measure, provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance and which may obscure underlying business results and trends. Our management utilizes Adjusted Operating Income in its financial decision making process, to evaluate performance of the Company and for internal reporting, planning and forecasting purposes. Management also utilizes Adjusted Operating Income as the key performance measure of segment income or loss and for planning and forecasting purposes to allocate resources to our segments, as management also believes this measure is most reflective of the operational profitability or loss of our operating segments. Adjusted Operating Income should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Aptiv, which is the most directly comparable financial measure to Adjusted Operating Income that is in accordance with U.S. GAAP. Adjusted Operating Income, as determined and measured by Aptiv, should also not be compared to similarly titled measures reported by other companies.

The reconciliation of Adjusted Operating Income to operating income includes restructuring, other acquisition and portfolio project costs (which includes costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures), asset impairments, gains (losses) on business divestitures and other transactions and deferred compensation related to acquisitions. The reconciliation of Adjusted Operating Income to net income attributable to the Company is as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2020	2019	2018	2021	2020
				(unaudited)
Net income attributable to the Company	$1,804	$990	$1,067	$559	$1,505
Net income attributable to noncontrolling interest	18	19	40	11	2

Net income	$1,822	$1,009	$1,107	$570	$1,507
Equity loss (income), net of tax	83	(15)	(23)	146	40
Income tax expense (benefit)	49	132	250	101	(6)
Other (income) expense, net	—	(14)	(2)	(2)	6
Interest expense	164	164	141	114	125

Operating income	$2,118	$1,276	$1,473	$929	$1,672
Restructuring	136	148	109	21	118
Other acquisition and portfolio project costs	23	71	78	7	19
Asset impairments	10	11	34	—	4
Gain on business divestitures and other transactions	(1,434)	—	—	—	(1,434)
Deferred compensation related to acquisitions	14	42	57	—	12

Adjusted operating income	$867	$1,548	$1,751	$957	$391

(4)	Adjusted operating income margin is defined as adjusted operating income as a percentage of net sales.
(5)

Working capital is calculated herein as accounts receivable plus inventories less accounts payable. As a result of our customers’ recent production volatility and cancellations, primarily resulting from the global supply chain disruptions described above, our balance of inventories has increased substantially from customary levels as of September 30, 2021.

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in the Notes. In particular, we urge you to carefully consider the risk factors set forth below as well as those under the heading “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended December 31, 2020 incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to COVID-19

The extent to which the novel coronavirus (“COVID-19”) pandemic and measures taken in response thereto impact our business, financial condition, results of operations and cash flows will depend on future developments, which are highly uncertain and difficult to predict.

The global spread of COVID-19, which originated in late 2019 and was later declared a pandemic by the World Health Organization in March 2020, negatively impacted the global economy, disrupted supply chains and created significant volatility in global financial markets throughout much of 2020 with various indirect adverse impacts continuing in 2021. During 2020, the adverse impacts of the COVID-19 pandemic included extended work stoppages in China during the first quarter of 2020, where we have a major manufacturing base, and the subsequent suspension of vehicle production by our OEM customers in North America and Europe, which combined accounted for approximately 70% of our annual net sales during the year ended December 31, 2020, as the pandemic spread to those regions and governmental authorities initiated “lock-down” orders for all non-essential activities. The work stoppages began to abate in China in March 2020, and North America and Europe OEM production restarted sporadically in the second quarter of 2020. During 2020, we took decisive actions to enhance our financial flexibility and minimize the impact on our business, such as the ramping down of certain production facilities in response to customer plant closures and changes in vehicle production schedules, imposing certain travel restrictions, suspending our ordinary share cash dividend and our ordinary share repurchase program, issuing $2.3 billion combined of preferred and ordinary shares, extending substantially all of our existing credit agreement’s maturity to August 2022 (which was further extended in its entirety to 2026 during the second quarter of 2021), and actively managing costs, capital spending and working capital to further strengthen our liquidity. Despite our ongoing efforts to minimize the pandemic’s direct and indirect adverse impacts, we are unable to predict the ultimate impact to our business due to a number of evolving factors, including the duration and spread of the pandemic, the impact of the pandemic on economic activity and our supply chain, consumer demand and vehicle production schedules, and the actions of governmental authorities across the globe. Our business may also be affected by whether recessionary conditions will persist or reoccur, the ability of our supply chain to deliver in a timely and cost-effective manner, the ability of our employees, manufacturing and distribution facilities to operate efficiently and effectively, the continued viability and financial stability of our customers and suppliers and future access to capital, all of which remain uncertain.

The adverse impacts to Aptiv of the pandemic, which primarily affected us in the first half of 2020, included extended work stoppages and travel restrictions at our facilities and those of our customers and suppliers, decreases in consumer demand and vehicle production schedules, disruptions to our supply chain and other adverse global economic impacts, particularly those resulting from temporary governmental “lock-down” orders for all non-essential activities, initially in the first quarter of 2020 in China and subsequently in Europe, North America and South America. During the second half of 2020, many of these impacts abated, resulting in increased sales and profitability from the levels observed earlier in the year. However, due to the continuing uncertainties surrounding the impacts of the COVID-19 pandemic and resulting potential future governmental actions and economic impacts, it is possible that these adverse impacts could continue to reoccur, resulting in further adverse impacts on our future operating earnings and cash flows. In addition, to the extent the factors indicated above adversely affect our business, financial condition, results of operations and cash flows, they may also have the effect of heightening many of the other risk factors in our Annual Report on Form 10-K for fiscal year ended December 31, 2020, including supply chain disruptions as described below.

Disruptions in the supply of raw materials and other supplies that we and our customers use in our products may adversely affect our profitability.

We and our customers use a broad range of materials and supplies, including copper and other metals, petroleum-based resins, chemicals, electronic components and semiconductors. A significant disruption in the supply of these materials for any reason could decrease our production and shipping levels, which could materially increase our operating costs and materially decrease our profit margins.

We, as with other component manufacturers in the automotive industry, ship products to our customers’ vehicle assembly plants throughout the world so they are delivered on a “just-in-time” basis in order to maintain low inventory levels. Our suppliers also use a similar method. However, this “just-in-time” method makes the logistics supply chain in our industry very complex and very vulnerable to disruptions.

Such supply chain disruptions could be caused by any one of a myriad of potential problems, such as closures of one of our or our suppliers’ plants or critical manufacturing lines due to strikes, mechanical breakdowns, electrical outages, fires, explosions or political upheaval, as well as logistical complications due to weather, global climate change, volcanic eruptions, or other natural or nuclear disasters, mechanical failures, delayed customs processing, the spread of an infectious disease, virus or other widespread illness and more. Additionally, as we grow in best cost countries, the risk for such disruptions is heightened. The lack of even a small single subcomponent necessary to manufacture one of our products, for whatever reason, could force us to cease production, even for a prolonged period. Similarly, a potential quality issue could force us to halt deliveries while we validate the products. Even where products are ready to be shipped, or have been shipped, delays may arise before they reach our customer. Our customers may halt or delay their production for the same reason if one of their other suppliers fails to deliver necessary components. This may cause our customers, in turn to suspend their orders, or instruct us to suspend delivery, of our products, which may adversely affect our financial performance.

When we fail to make timely deliveries in accordance with our contractual obligations, we generally have to absorb our own costs for identifying and solving the “root cause” problem as well as expeditiously producing replacement components or products. Generally, we must also carry the costs associated with “catching up,” such as overtime and premium freight.

Additionally, if we are the cause for a customer being forced to halt production, the customer may seek to recoup all of its losses and expenses from us. These losses and expenses could be significant, and may include consequential losses such as lost profits. Any supply-chain disruption, however small, could potentially cause the complete shutdown of an assembly line of one of our customers, and any such shutdown that is due to causes that are within our control could expose us to material claims of compensation. Where a customer halts production because of another supplier failing to deliver on time, it is unlikely we will be fully compensated, if at all.

The adverse impacts of the COVID-19 pandemic led to a significant vehicle production slowdown that began in the first half of 2020, which was followed by increased consumer demand and vehicle production schedules in the second half of 2020. This surge in demand led to a worldwide semiconductor supply shortage. The semiconductor supply shortage, due in part to increased demand across multiple industries, is impacting production in automotive and other industries. We anticipate these supply chain disruptions will persist into 2022. We, along with most automotive component supply companies that use semiconductors, have been unable to fully meet the vehicle production demands of OEMs because of events which are outside our control, including but not limited to, the COVID-19 pandemic, the global semiconductor shortage, fires in our suppliers’ facilities, unprecedented weather events in the southwestern United States, and other extraordinary events.

In addition, we are carrying critical inventory items and key components, and we continue to procure productive, raw material and non-critical inventory components in order to satisfy our customers’ vehicle production schedules. However, as a result of our customers’ recent production volatility and cancellations, our balance of productive, raw and component material inventories has increased substantially from customary levels as of September 30, 2021.

Although we are working closely with suppliers and customers to minimize any potential adverse impacts of these events, some of our customers have indicated that they expect us to bear at least some responsibility for their lost production and other costs. We will continue to actively monitor the availability of semiconductor microchips and other component parts and raw materials, customer vehicle production schedules and any other supply chain inefficiencies that may arise, due to this or any other issue. However, any direct or indirect supply chain disruptions may have a material adverse impact on our financial condition, results of operations or cash flows.

Risks Related to the Notes

Our debt exposes us to certain risks.

As of September 30, 2021, after giving effect to this offering and the redemption of the 2024 Notes and the 2026 Notes, our total indebtedness would have been $                 million. Our indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes;

•	increasing our vulnerability to adverse economic or industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts, and other general corporate purposes;

•	increasing our vulnerability to, and limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	exposing us to the risk of increased interest rates as borrowings under our credit agreement are subject to variable rates of interest;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

Despite the level of our indebtedness, we may still incur significantly more indebtedness. This could further increase the risks associated with our indebtedness.

Despite our current level of indebtedness, we and our subsidiaries may be able to incur significant additional indebtedness, including secured indebtedness, in the future. For example, we had no drawings and $2.0 billion of available borrowings under our revolving credit facility as of September 30, 2021. Additionally, the Notes offered hereby contain no restrictive covenants on our ability to incur more debt. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased, and we may not be able to meet all our debt obligations, including repayment of the Notes, in whole or in part.

We may not be able to generate sufficient cash from operations to service our debt.

Our ability to make payments on, and to refinance, our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future and our ability to borrow under our credit agreement to the extent of available borrowings. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If economic conditions worsen, we could experience decreased revenues from our operations and could fail to generate sufficient cash to fund our liquidity needs or fail to satisfy the restrictive covenants and borrowing limitations which we are subject to under certain of our indebtedness.

Based on our current and expected level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit agreement will be adequate to meet our future liquidity needs. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit agreement or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our credit agreement or under the indentures governing our existing notes, that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness could prevent us from paying principal and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the agreements governing our indebtedness, including the covenants contained in our credit agreement and in the indentures governing our existing notes, we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default under our credit agreement:

•

the lenders under our credit agreement could elect to terminate their commitments thereunder, declare all the outstanding loans thereunder to be due and payable and, if not promptly paid, institute foreclosure proceedings against their collateral and they may be able to cause all of our available cash to be used to repay their loans; and

•	such default could cause a cross-default or cross-acceleration under our other indebtedness.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

Your rights as a holder of the Notes are effectively subordinated to claims of creditors of our subsidiaries, which are not obligors under the Notes.

On the issue date, none of our subsidiaries will guarantee the Notes. We will not be required under the indenture for the Notes to add subsidiary guarantors in the future. As a result, you will be creditors of only the Company. Substantially all of our operations are conducted by subsidiaries, which will not be obligors under the Notes on the issue date. All of the existing and future liabilities of those subsidiaries, including the obligations of Aptiv Corporation and Aptiv Global Financing Limited under our senior credit facility and any claims of trade creditors, debtholders and preferred stockholders, if any, will be effectively senior to your claim as a holder of the Notes. Our subsidiaries may incur significant additional indebtedness in the future. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The indenture will not limit the ability of our subsidiaries to incur debt or other liabilities.

Our subsidiaries contribute substantially all of our revenues and operating income, and comprise substantially all of our assets and had total liabilities of $6,147 million, or 67%, of our total liabilities as of September 30, 2021.

The Notes will be subject to a change of control triggering event provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the Notes following a change of control triggering event.

We may not have the ability to raise the funds necessary to fulfill the obligations under the Notes following a “change of control triggering event” as defined in the indenture governing the Notes. Under the indenture, upon the occurrence of a change of control triggering event, we will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control triggering event to make the required repurchase of the Notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the Notes. In addition, certain change of control events are an event of default under our credit agreement, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.

The Notes will be unsecured and rank behind any of our future secured creditors to the extent of the value of the collateral securing their claims.

At September 30, 2021, we had $14 million of secured debt, and our subsidiaries had $1,028 million of debt. Subject to limits in the indenture we may incur additional secured debt. Holders of any future secured indebtedness of the Company will have claims that are prior to your claims as holders of the Notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment in respect of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claims to the assets that constitute their collateral. If any of these events occurs, the secured creditors could sell those of the assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the Notes at such time. Only when the applicable secured debt obligations are satisfied in full will the proceeds of the collateral securing such indebtedness be available to satisfy obligations under the Notes. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to rank equally with the Notes, based upon the respective amount owed to each creditor. Upon the occurrence of any of the aforementioned events, because the Notes will not be secured by any of our assets, it is possible that any remaining assets might be insufficient to satisfy your claims in full.

An active trading market may not develop for these Notes, which may make it more difficult to sell and accurately price the Notes.

The Notes are a new issue of securities. There is no established public trading market for the Notes and an active trading market may not develop. Although we expect the Notes to be listed for trading on the NYSE, no assurance can be given that the Notes will become or remain listed, that a trading market for the Notes will develop or of the price at which investors may be able to sell the Notes, if at all. In addition, if such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes at any time. The underwriters have advised us that they intend to make a market in the Notes after we complete this offering. However, the underwriters are not obligated to do so and may cease their market-making activities at any time. The liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a result, we cannot assure you that an active trading market will develop for the Notes.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to our company or the Notes, if any, could cause the liquidity or market value of the Notes to decline.

The Notes have been rated by nationally recognized rating agencies and may in the future be rated by additional rating agencies. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any downgrade, suspension or withdrawal or a rating by a rating agency (or any anticipated downgrade, suspension or withdrawal) could reduce the liquidity or market value of the Notes.

Any future lowering of our ratings may make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your Notes without a substantial discount.

The indenture will contain only limited covenants for the benefit of the Notes.

The indenture governing the Notes will contain limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants will contain exceptions that will allow us and our subsidiaries to incur liens with respect to certain material assets. See “Description of Notes—Certain Covenants.” In light of these exceptions, holders of the Notes may be structurally or contractually subordinated to new lenders. In addition, the covenants will not limit our ability to repurchase stock or pay dividends. We currently have a repurchase program in place, and we paid regular quarterly dividends on our ordinary shares from the first quarter of 2013 until the first quarter of 2020. During the first quarter of 2020, we suspended dividend payments due to the COVID-19 pandemic and do not anticipate making further ordinary share cash dividend payments, until such time as the global economic uncertainties and business impacts resulting from the COVID-19 pandemic have abated.

For purposes of voting under the indenture governing the Notes, the Notes offered hereby and all other debt securities issued thereunder will generally constitute a single class of debt securities. Therefore, any action under the indenture governing the Notes other than those actions affecting only the Notes will require the consent of the holders of a majority in aggregate principal amount of the debt securities issued thereunder that are affected thereby. See “Description of Notes—Amendments and Waivers.” Consequently, any action requiring the consent of holders of the Notes under the indenture governing the Notes may also require the consent of holders of a significant portion of the remaining debt securities issued thereunder, and the individual voting interest of each holder of the Notes may be accordingly diluted with respect to such actions. In addition, holders of debt securities could vote in favor of certain actions under the indenture that holders of the Notes vote against, and the requisite consent to such action could be received nonetheless. We also may, from time to time, issue additional debt securities under the indenture governing the Notes which could further dilute the individual voting interest of each holder of the Notes with respect to such actions.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $                million after deducting the underwriting discount and our estimated offering expenses.

We expect to use a portion of the estimated net proceeds from this offering to redeem the 2024 Notes and the 2026 Notes and to pay related premiums, fees and expenses. We intend to redeem the 2024 Notes and the 2026 Notes subject to completion of this offering. As of September 30, 2021, we had $700 million of the 2024 Notes outstanding and $650 million of the 2026 Notes outstanding. The 2024 Notes have a fixed interest rate coupon of 4.15% and mature on March 15, 2024. The 2026 Notes have a fixed interest rate coupon of 4.25% and mature on January 15, 2026. We expect to use any remaining estimated net proceeds from this offering for general corporate purposes.

The underwriters or their respective affiliates may hold 2024 Notes or 2026 Notes and, as a result, may receive a portion of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of September 30, 2021 on an actual basis and on an as adjusted basis to give effect to the issuance of the Notes offered by this prospectus supplement and the redemption of the 2024 Notes and the 2026 Notes with a portion of the net proceeds from the sale of the Notes, as described in “Use of Proceeds” in this prospectus supplement (using an estimate of related premiums, fees and expenses). This table should be read in conjunction with the financial statements, including the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2021, incorporated by reference in this prospectus supplement and the accompanying prospectus. Amounts of debt set forth below are net of any unamortized issuance costs and discounts.

	As of September 30, 2021
	Actual	As adjusted
	(in millions) (unaudited)
Cash and cash equivalents	$2,741	$
Restricted cash	52		52
Debt
Tranche A Term Loan due 2026	311		311
4.15% senior notes due 2024	698		—
1.50% Euro-denominated senior notes due 2025 (€697.6 million)(1)	815		815
4.25% senior notes due 2026	648		—
1.60% Euro-denominated senior notes due 2028 (€497.3 million)(1)	581		581
4.35% senior notes due 2029	298		298
4.40% senior notes due 2046	296		296
5.40% senior notes due 2049	345		345
% senior notes due 2051 offered hereby	—
Finance leases and other debt(2)	16		16

Total debt(3)	4,008
Total shareholders’ equity(4)	8,499

Total capitalization	$12,507	$

(1)	Based on the euro/U.S. dollar exchange rate of €1.00 = U.S. $1.1683 as of September 30, 2021 (shown net of unamortized issuance costs and discount).
(2)	Finance leases and other debt is comprised of $6 million of short-term debt and $10 million of other long-term debt.
(3)

Includes current portion of total debt of approximately $8 million. Under the Credit Agreement (defined below), the Company maintains a revolving credit facility of $2.0 billion, which remained undrawn as of September 30, 2021.

(4)	Reflects make-whole premium and write-off of deferred financing fees in connection with the redemption of the 2024 Notes and the 2026 Notes.

BOARD OF DIRECTORS

The following table sets forth certain information concerning the individuals who serve as directors of the Company as at the date of this prospectus supplement:

Name	Position
Kevin P. Clark	Director

Richard L. Clemmer	Director

Nancy E. Cooper	Director

Nicholas M. Donofrio	Director

Rajiv L. Gupta	Director

Joseph L. Hooley	Director

Merit E. Janow	Director

Sean O. Mahoney	Director

Paul M. Meister	Director

Robert K. Ortberg	Director

Colin J. Parris	Director

Ana G. Pinczuk	Director

The business address of the members of the board is Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland. Kevin P. Clark is the only director who is also an employee of the Aptiv group. We are not otherwise aware of any potential conflicts of interest between the private interests or other duties of the directors and their duties to the Company.

The secretary of the Company is Katherine H. Ramundo. The business address of the Company’s secretary is Aptiv PLC, 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland.

DESCRIPTION OF NOTES

Definitions of certain terms used in this Description of Notes may be found under the heading “—Certain Definitions.” For purposes of this section, the term “Company” refers only to Aptiv International Holdings (UK) LLP (and its successors), our directly owned subsidiary, and not to any of its subsidiaries; the term “Issuer” refers only to Aptiv PLC and not to any of its subsidiaries; the terms “we,” “our” and “us” refer to the Issuer and, unless the context otherwise requires, its subsidiaries.

We will issue the                % Senior Notes due 2051 (the “Notes”) pursuant to the Senior Notes Indenture, dated as of March 10, 2015 (the “Base Indenture”), as supplemented by a sixth supplemental indenture, to be dated as of                , 2021 (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as a registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). The Notes will be issued as a separate series under the Indenture.

The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Issuer under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is meant to be only a summary of the provisions of the Indenture that we consider material. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture because the Indenture, and not this description, governs your rights as holders. You may request copies of the Indenture at our address set forth above under the heading “Where You Can Find More Information.”

Overview of the Notes

The Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be senior in right of payment to all future subordinated obligations of the Issuer; and

•

will be effectively junior to all existing and future secured indebtedness of the Issuer to the extent of the value of the assets securing such secured indebtedness, and all Indebtedness, if any, of subsidiaries of the Issuer.

Principal, Maturity and Interest

The Issuer will initially issue the Notes in an aggregate principal amount of $                . The Notes will mature on                 , 2051. The Notes will bear interest at a rate of                % per annum from the Issue Date or from the most recent date to which interest has been paid or provided for.

The Issuer will pay interest on the Notes semi-annually to Holders of record at the close of business on the                 or                immediately preceding the interest payment date on                and                 of each year.

The first interest payment date for the Notes will be                , 2022. Interest will be payable on the basis of a 360-day year of twelve 30-day months.

We will issue the Notes in fully registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Indenture May Be Used For Future Issuances

We may issue additional Notes of the same series as the Notes having identical terms and conditions to the Notes that the Issuer is currently offering (the “Additional Notes”) under the Indenture from time to time; provided, however, that if such Additional Notes are not fungible with the other Notes of the same series for U.S. federal income tax purposes, such Additional Notes will not have the same “CUSIP” number or other applicable identification number as the other Notes. Any Additional Notes will be part of the same series as the Notes that the Issuer is currently offering and will vote on all matters with the Notes. We may also issue notes of different series under the Indenture from time to time.

Registrar and Paying Agent

The Issuer will pay the principal of, premium, if any, and interest on the Notes at any office of the Issuer or any agency designated by the Issuer. The Issuer has initially designated Deutsche Bank Trust Company Americas to act as the agent of the Issuer in such matters. The Issuer however, reserves the right to pay interest to the Holders by check mailed directly to Holders at their registered addresses or, with respect to global Notes, by wire transfer.

Holders may exchange or transfer their Notes at the Registrar and Paying Agent’s office. No service charge will be made for any registration or transfer or exchange of Notes. However, the Issuer may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption

At any time prior to                , 2051 (six months prior to the maturity date of the Notes), the Issuer may at its option redeem the Notes, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

the sum of the present value of (i) the redemption price (100% of the principal amount of the Notes to be redeemed) on                , 2051 and (ii) all required remaining scheduled interest payments due on the Notes to be redeemed through                , 2051 (not including any portion of such payments of interest accrued and unpaid to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                basis points,

plus accrued and unpaid interest on the principal amount of the Notes to be redeemed to, but not including, the redemption date. The Treasury Rate will be calculated on the third Business Day next preceding the date fixed for redemption (the “Calculation Date”).

If the Notes are redeemed at any time on or after                 , 2051 (six months prior to the maturity date of the Notes), the Notes may be redeemed at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date:

•

the weekly average of the yields in each statistical release for the immediately preceding week designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the Calculation Date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed from the redemption date to                , 2051 (“Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers as specified by the Issuer, or, if those firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC or their respective successors, provided, however, that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer and (2) any two other Primary Treasury Dealers selected by the Issuer after consultation with an Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the Calculation Date.

Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 10 nor more than 60 days prior to the redemption date. If the Issuer partially redeems the Notes, the Registrar and Paying Agent, subject to the procedures of The Depository Trust Company, will select the Notes to be redeemed on a pro rata basis, by lot or by such other method in accordance with the procedures of The Depository Trust Company, although no Note less than $2,000 in original principal amount will be redeemed in part. If the Issuer redeems any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Registrar and Paying Agent funds sufficient to pay the principal of the Notes to be redeemed, plus accrued and unpaid interest thereon. Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent.

Except as described above and as described in “—Tax Redemption” below, the Notes will not be redeemable by us prior to maturity. In addition, the Notes will not be entitled to the benefit of any sinking fund.

Ranking

The indebtedness evidenced by the Notes is unsecured and ranks pari passu in right of payment to the senior indebtedness of the Issuer.

The Notes are unsecured obligations of the Issuer. Secured debt and other secured obligations of the Issuer will be effectively senior to the Notes to the extent of the value of the assets securing such debt or other obligations.

As of September 30, 2021, after giving effect to the offering of the Notes and the redemption of the 2024 Notes and the 2026 Notes, we would have had total indebtedness of $                million, including $14 million of secured debt, and our subsidiaries would have had $                million of debt.

The Issuer currently conducts substantially all of its operations through its subsidiaries. Creditors of such subsidiaries, including trade creditors, and preferred stockholders, if any, of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Issuer, including Holders. The Notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of the subsidiaries of the Issuer, including Aptiv Corporation and Aptiv Global Financing Limited which are co-borrowers under our senior credit facility.

Our subsidiaries contribute substantially all of our revenues and operating income, and comprise substantially all of our assets and had total liabilities of $6,147 million, or 67%, of our total liabilities as of September 30, 2021.

The Indenture does not limit the incurrence of indebtedness by the Issuer or any of its subsidiaries. The Issuer and its subsidiaries may be able to incur substantial amounts of additional Indebtedness in certain circumstances.

Such Indebtedness may be senior indebtedness and, subject to the limitations under “—Certain Covenants—Limitation on Liens” below, may also be secured.

The Notes will rank equally in all respects with all other senior indebtedness of the Issuer. Unsecured Indebtedness is not deemed to be subordinate or junior to secured indebtedness merely because it is unsecured.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Change of Control Triggering Event” means, with respect to the Notes, the occurrence of both a (1) Change of Control and (2) (i) the ratings of the Notes are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (x) the occurrence of such Change of Control or (y) the first public announcement of the occurrence of such Change of Control or our intention to effect such Change of Control (which Trigger Period will be extended so long as the ratings of the Notes are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (ii) the Notes are rated below an Investment Grade Rating by each of the Ratings Agencies on any date during the Trigger Period; provided that (x) a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event) and (y) the Trigger Period will terminate with respect to each Ratings Agency when such Ratings Agency takes action (including affirming its existing ratings) with respect to such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Change of Control” means the occurrence of any of the following:

(1)

any transaction occurs (including a merger or consolidation of the Issuer) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(2)

sale, lease or transfer (for the avoidance of doubt, other than a transfer to the Issuer or one of its Subsidiaries), in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person in which any person (as defined above) holds or acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of such transferee Person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect Subsidiary of a holding company and (2) no person (as defined above) (other than a holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

Within 30 days following any Change of Control Triggering Event, the Issuer shall (unless prior to such date such Change of Control Triggering Event ceases to exist) deliver by mail or electronic means a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1)

that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the Notes have been or are called for redemption by the Issuer prior to it being required to deliver notice of the Change of Control Offer, and thereafter redeems all Notes called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of the relevant Change of Control, if a definitive agreement is in place for such Change of Control at the time the Change of Control Offer is made.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control Triggering Event purchase feature is a result of negotiations between the Issuer and the underwriters. Management of the Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of certain of the events which would constitute a Change of Control could constitute a default under the Credit Agreement. Future senior indebtedness of the Issuer and its subsidiaries may contain prohibitions of certain events which would constitute a Change of Control or require such senior indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Notes could cause a default under the Credit Agreement or such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer or restrictions contained in the Credit Agreement or the applicable agreements governing such other senior indebtedness. Finally, the Issuer’s ability to pay cash to the Holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The provisions under the Indenture relative to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Tax Redemption

The Issuer may redeem the Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a notice of redemption to the holders, if it determines that, as a result of:

•

any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction (as defined below under “—Payment of Additional Amounts”) affecting taxation, or

•	any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer is or will become obligated to pay Additional Amounts with respect to the Notes on the next succeeding interest payment date, as described below under “—Payment of Additional Amounts” and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer. The redemption price will be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which we would be obligated to pay such Additional Amounts if a payment in respect of the Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to giving the notice of tax redemption, we will deliver to the Trustee:

•

a certificate signed by a duly authorized officer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and

•

an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by us, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer.

Payment of Additional Amounts

Payments made by the Issuer or a paying agent, as applicable, on the Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever (“Taxes”), unless the Issuer or a paying agent is required to withhold or deduct Taxes by law.

If any withholding or deduction for or on account of Taxes imposed or levied by or on behalf of the United States, Jersey, Ireland, any other jurisdiction in which the Issuer is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to the Notes, the Issuer will pay such additional amounts (“Additional Amounts”) on the Notes as may be necessary so that the net amount received by each holder of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(1)

that would not have been imposed but for the Holder or the beneficial owner of such Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes, the receipt of any payment under or with respect to the Notes, or the exercise or enforcement of any rights under or with respect to the Notes or the Indenture), including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(2)

that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction or by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such Tax;

(3)	payable other than by withholding from payments of principal of or interest on the Notes;

(4)

that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(5)	that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(6)	required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent;

(7)

that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(8)

that are imposed under Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(9)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7) and (8);

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any Note to any such holder who is a fiduciary or a partnership that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or the beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the Note.

The Issuer or the paying agent, as applicable, will (i) make any required withholding or deduction, and (ii) remit the full amount deducted or withheld by it to the Relevant Jurisdiction in accordance with applicable law.

All references in this prospectus supplement and the accompanying prospectus, other than under “—Defeasance” and “—Satisfaction and Discharge” in this prospectus supplement, to the payment of the principal or interest, if any, on or the net proceeds received on the sale or exchange of, any Notes shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

In addition, the Issuer shall pay any present or future stamp, issue, registration, court, documentary, excise, property, or similar Taxes (i) imposed by any Relevant Jurisdiction in respect of the execution, issuance, delivery, or registration of the Notes, the Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, or (ii) imposed by any jurisdiction in respect of the enforcement of the Notes, the Indenture, or any other document or instrument referred to therein.

The Issuer’s obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the Notes and shall apply mutatis mutandis to any successor of the Issuer, and to any jurisdiction in which such successor is incorporated, organized, engaged in business or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any Principal Property (as defined below) or Capital Stock of a Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, which

Initial Lien secures any Indebtedness, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured, other than the following (“Permitted Liens”):

(1)	Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $2,075 million;

(2)

pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case incurred in the ordinary course of business;

(3)

Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5)

Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)

survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)

Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8)

Liens existing on the Issue Date and extensions, renewals, refinancings and replacements of any such Liens (including any future Liens securing Indebtedness that the Company designates as a “replacement” of such Liens for purposes of this clause, even if such new Indebtedness is not issued concurrently with the repayment of the indebtedness so secured, the proceeds thereof are not used to repay such Indebtedness secured by such Liens or such Indebtedness is incurred for different purposes and by a different borrower) so long as the principal amount of Indebtedness (including for this purpose, revolving commitments under the Credit Agreement as in effect on the Issue Date immediately before the issuance of the Notes, which shall be deemed to be outstanding for these purposes even if undrawn) or other obligations secured thereby is not increased (other than to cover premiums, fees, accrued interest and any expenses of such extension, renewal, refinancing or replacement) and so long as such Liens are not extended to any other property of the Company or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide liens on the same assets owned by it));

(9)

Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by the Company or a Restricted Subsidiary;

(10)

Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries other than proceeds or products thereof and accessions thereto;

(11)	Liens securing Indebtedness or other obligations of the Company or a Subsidiary owing to the Company or a Subsidiary of the Company;

(12)

Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9) and (10); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i)

the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii)	an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(13)	judgment Liens not giving rise to an Event of Default;

(14)

Liens securing Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(15)

other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens incurred pursuant to this clause (15), when aggregated with the amount of Attributable Debt outstanding and incurred in reliance on clause (5) under “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” does not exceed 15.0% of Consolidated Total Assets at the time any such Lien is granted; provided, however, notwithstanding whether this clause (15) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (15) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (15).

“Principal Property” means any manufacturing or production plant located in the United States of America (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by the Company or any Restricted Subsidiary, whether owned on the date hereof or thereafter, provided each such plant has a net book value at the date as of which the determination is being made of in excess of 1% of the Consolidated Total Assets of the Company and its Subsidiaries, other than any such plant which, in the opinion of the Board of Directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole. As of the Issue Date, neither the Company nor any Restricted Subsidiary owns any “Principal Property.” If the Company acquires property in the future that is “Principal Property,” it will be subject to this covenant.

Any Lien created for the benefit of the Holders of the Notes pursuant to the first paragraph of this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(1)	the Sale and Leaseback Transaction is solely with the Company or a Subsidiary of the Company;

(2)	the lease is for a period not in excess of 24 months, including renewals;

(3)

the Company or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (14) of the definition of “Permitted Liens,” without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4)

the Company or such Restricted Subsidiary within 360 days after the sale of such Principal Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to (i) the permanent retirement of Notes, other Indebtedness of the Issuer ranking on a parity with the Notes or Indebtedness of the Company or a Subsidiary of the Company or (ii) the purchase of property; or

(5)

the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Issue Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Indebtedness secured by Liens on properties then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (14) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.

Merger and Consolidation

The Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in one or a series of related transactions to, any Person, unless:

(1)

the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company, limited liability partnership, limited company, or other similar organization organized and existing under the laws of (x) the United States of America or any State thereof or the

District of Columbia or (y) the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda, The Cayman Islands or Singapore, provided that, the Successor Company (if not the Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of the Issuer under the Indenture and the Notes (and, if the Successor Company is not a corporation, the Issuer shall cause a corporate co-issuer to become a co-obligor on the Notes);

(2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(3)

the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the predecessor Issuer other than in the case of a lease, will be released from the obligation to pay the principal of and interest on the Notes.

Defaults

Each of the following is an “Event of Default” with respect to the Notes:

(1)	a default in any payment of interest on the Notes when due and payable that continues for 30 days;

(2)	a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon optional redemption or required repurchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Issuer to comply with its obligations under the covenant described under “—Certain Covenants—Merger and Consolidation” above with respect to the Notes;

(4)

the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under the covenant described under “—Change of Control Triggering Event” above (other than a failure to purchase Notes);

(5)	the failure by the Issuer or any Subsidiary to comply for 90 days after notice as specified in the Indenture with its other agreements contained in the Indenture with respect to the Notes; and

(6)	certain events of bankruptcy, insolvency or reorganization of the Issuer (the “bankruptcy provisions”).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4) or (5) will not constitute an Event of Default with respect to any Notes until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Notes and notes of all series affected thereby notify the Issuer and the Trustee of the default and the Issuer does not cure such default within the time specified in clauses (4) or (5) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee (at the direction of the Holders) or the Holders of at least 25% in principal amount of the outstanding Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) by notice to the Issuer may declare the principal of and accrued but unpaid interest on all of the Notes and such other notes of the affected series to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of and interest on all of the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) may rescind any such acceleration and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	Holders of at least 25% in principal amount of the outstanding Notes and all other notes of all series affected thereby have requested the Trustee in writing to pursue the remedy,

(3)	such Holder has offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes and all other notes of all series affected thereby will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to security or indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses.

If a Default occurs and is continuing and is actually known to the Trustee, the Trustee must deliver to each Holder of the Notes, notice of the Default within 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture or the Notes may be amended as it relates to the Notes with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and all other notes issued under the Indenture affected thereby (all such series voting as a single class) and any past default or compliance with any provisions with respect to the Notes may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding and all other notes of all series affected thereby voting as a single class. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

(1)	reduce the amount of the Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or extend the Stated Maturity of any Note;

(4)	reduce the premium payable upon the redemption of any Note or change the scheduled date at which any Note may be redeemed as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)

impair the right of any Holder of Notes to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(7)	make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

Notwithstanding anything herein or otherwise, the provisions under the Indenture relative to the Issuer’s obligation to make any offer to repurchase the Notes as a result of a Change of Control Triggering Event as described under the heading “—Change of Control Triggering Event” above may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Without the consent of any Holder of the Notes, the Issuer and the Trustee, as applicable, may amend the Indenture and the Notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture;

(3)

provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	[reserved];

(5)	add to the covenants of the Company or the Issuer for the benefit of the Holders of Notes or to surrender any right or power conferred upon the Company or the Issuer;

(6)	make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that

(A)	compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and

(B)	such amendment does not materially affect the rights of Holders to transfer Notes;

(7)	comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA;

(8)	to establish the form or forms or terms of notes of any series as permitted under the provisions of the Indenture relating to the issuance of notes in series;

(9)	convey, transfer, assign, mortgage or pledge as security for the Notes any property or assets in accordance with the covenant described under “—Certain Covenants—Limitation on Liens”;

(10)	conform any provision of the Indenture or the Notes to this “Description of Notes;” or

(11)	make any other change that does not adversely affect the rights of any Holder in any material respect.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment or waiver. It will be sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment becomes effective, the Issuer is required to deliver to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

A Holder will be able to transfer or exchange Notes in accordance with the restrictions set forth in the Indenture. Upon any transfer or exchange, the Registrar and Paying Agent and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange that are required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

Satisfaction and Discharge

When (1) the Issuer delivers to the Trustee or Registrar and Paying Agent all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable or will become due and payable within one year, whether at maturity or on a redemption date as a result of the delivery by the Issuer of a notice of irrevocable redemption to the Trustee or Registrar and Paying Agent and, in the case of clause (2), the Issuer deposits with the Trustee or Registrar and Paying Agent funds or U.S. Government Obligations sufficient to pay at maturity or upon redemption all outstanding Notes, including premium, if any, interest thereon to maturity or such redemption date, and if in any case the Issuer pays all other sums payable under the Indenture by the Issuer with respect to the Notes, then the Indenture shall, subject to certain exceptions, cease to be of further effect with respect to all outstanding Notes; provided that in a discharge in connection with any redemption that requires the payment of a premium based on the Treasury Rate plus a specified amount of basis points (the “Applicable Premium”), the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of the redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

Defeasance

The Issuer may, as described below, at any time terminate all its obligations under the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a Registrar and Paying Agent in respect of the Notes.

In addition, the Issuer may, as described below, at any time terminate in respect of the Notes:

(1)	its obligations under the covenants described under “—Change of Control Triggering Event” and “—Certain Covenants,” and

(2)

the operation of the covenant default provisions and the bankruptcy provisions (other than with respect to the Issuer) described under “—Defaults” above (“covenant defeasance” and such provisions the “defeased provisions”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in, or resulting from a breach of, the defeased provisions.

In order to exercise either defeasance option with respect to the Notes, the Issuer must deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium (if any) and interest in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law).

Book-Entry, Delivery and Form

The Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York (“DTC”), and registered in the name of a nominee of DTC in the form of a global certificate. DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or Holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Notes for all purposes under the indenture governing the Notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the Notes.

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of the Issuer, the Trustee or any paying agent under the indenture governing the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a Holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such Holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the Notes.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes, including the presentation of Notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the Notes, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

A Global Note is exchangeable for certificated securities if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (2) has ceased to be a Clearing Agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

•

we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Notes in certificated form (provided that under current industry practices, DTC would notify participants of our determination, but would only withdraw beneficial interests from a Global Note at the request of participants); or

•	there has occurred and is continuing a default or an event of default with respect to the Notes.

Concerning the Trustee and the Registrar and Paying Agent

Wilmington Trust, National Association is the Trustee under the Indenture and Deutsche Bank Trust Company Americas has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. The Trustee and its affiliates have engaged and may in the future engage in financial or other transactions with the Issuer and our affiliates in the ordinary course of business, subject to the TIA.

The Registrar and Paying Agent have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Issuer and our affiliates in the ordinary course of business.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Additional Notes” has the meaning given to such term under “—Indenture May Be Used for Future Issuances.”

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1)

the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2)	the Attributable Debt determined assuming no such termination.

“Board of Directors” means the board of directors of the Issuer or any committee thereof duly authorized to act on behalf of the board of directors of the Issuer.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consolidated Total Assets” means, at any time, the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent balance sheet of the Company at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 17, 2016, by and among the Company, the Issuer, Aptiv Holdings US Limited, Aptiv Corporation, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Subsidiaries of the Company a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2)	statements and pronouncements of the Financial Accounting Standards Board,

(3)	such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4)

the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

Notwithstanding the foregoing, any lease of the Company or its Subsidiaries that would have been classified and accounted for as an operating lease under GAAP prior to the change in GAAP pursuant to the Financial Accounting Standards Board’s Accounting Standards Update Topic 842 shall be treated as an operating lease for purposes of this Description of Notes and the Indenture.

“Holder” means the Person in whose name a Note is registered on the registrar and paying agent’s books.

“Indebtedness” means the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money.

Notwithstanding the foregoing, (i) in connection with the purchase by the Company or any Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“interest” means, with respect to the Notes, interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by Standard & Poor’s or if Moody’s or Standard & Poor’s shall cease to provide a rating of the Notes, an equivalent rating by any other Ratings Agency.

“Issue Date” means the date Notes are first issued under the Indenture.

“Legal Holiday” means a Saturday, Sunday or other day on which the Trustee, registrar and paying agent or banking institutions are not required by law or regulation to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Issuer.

“Officer’s Certificate” means a certificate signed by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Ratings Agency” means (a) Standard & Poor’s and Moody’s or (b) if Standard & Poor’s or Moody’s or either or both of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors), which shall be substituted for Standard & Poor’s or Moody’s or either or both of them, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Subsidiary existing on the Issue Date or incurred in compliance with the Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, that such Refinancing Indebtedness is incurred in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn) plus fees and expenses, including any premium and defeasance costs and accrued interest.

“Restricted Subsidiary” means any Domestic Subsidiary of the Company that directly owns any Principal Property.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (i) leases between the Company and a Subsidiary or between Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“SEC” means the United States Securities and Exchange Commission.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of S&P Global Inc., and any successor to its rating business.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person,

(2)	such Person and one or more Subsidiaries of such Person or

(3)	one or more Subsidiaries of such Person.

Unless otherwise specified herein or context otherwise requires, all references to any Subsidiary shall be to a Subsidiary of the Company.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trustee” means the party named as such in the Indenture until a successor or assignee replaces it and, thereafter, means the successor or assignee.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters and who shall have direct responsibility for the administration of the indenture.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

TAX CONSIDERATIONS

The information presented under the caption “Jersey Tax Considerations” below is a discussion of the material Jersey tax consequences of investing in the Notes. The information presented under the caption “Irish Tax Considerations” below is a discussion of Aptiv PLC’s status as a resident of Ireland for Irish tax purposes and of the material Irish tax consequences of investing in the Notes. The information presented under the caption “U.S. Federal Income Tax Considerations” below is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of investing in the Notes.

You should consult your tax adviser regarding the applicable tax consequences to you of investing in the Notes under the laws of Ireland, Jersey and the United States (federal, state and local) and any other applicable foreign jurisdiction.

Irish Tax Considerations

The following is a summary of the principal Irish withholding tax consequences for individuals and companies of ownership of the Notes, and some other miscellaneous tax matters, based on the laws and practice of the Irish Revenue Commissioners currently in force in Ireland and may be subject to change. It deals with Holders who beneficially own their Notes as an investment. Particular rules not discussed below may apply to certain classes of taxpayers holding Notes, such as dealers in securities, trusts, etc. The summary does not constitute tax or legal advice and the comments below are of a general nature only. Prospective investors in the Notes should consult their professional advisers on the tax implications of the purchase, holding, redemption or sale of the Notes and the receipt of interest thereon under the laws of their country of residence, citizenship or domicile.

Taxation of Holders

Withholding Tax

In general, tax at the standard rate of income tax (currently 20%) is required to be withheld from payments of Irish-source interest, which may include interest payable on the Notes.

The Issuer will not be obliged to make a withholding or deduction for or on account of Irish income tax from a payment of interest on a Note so long as interest paid on the relevant Note falls within one of the following categories:

(a)

the Notes are quoted Eurobonds, i.e., securities which are issued by a company (such as the Issuer), which are listed on a recognised stock exchange (such as the NYSE) and which carry a right to interest; and

(b)	the person by or through whom the payment is made is not in Ireland, or if such person is in Ireland, either:

(i)	the Notes are held in a clearing system recognised by the Irish Revenue Commissioners (DTC, Euroclear and Clearstream are, amongst others, so recognised); or

(ii)	the Holder is not resident in Ireland and has made a declaration to a relevant person (such as a paying agent located in Ireland) in the prescribed form.

Thus, so long as the Notes continue to be quoted on the NYSE and are held in DTC, Euroclear and/or Clearstream, interest on the Notes can be paid by any paying agent acting on behalf of the Issuer free of any withholding or deduction for or on account of Irish income tax. If the Notes continue to be quoted but cease to be held in a recognised clearing system, interest on the Notes may be paid without any withholding or deduction for or on account of Irish income tax, provided such payment is made through a paying agent outside Ireland.

Encashment Tax

Irish tax will be required to be withheld at a rate of 25% from interest on any Note, where such interest is collected or realised by a bank or encashment agent in Ireland on behalf of any Holder. There is an exemption from encashment tax where (i) the beneficial owner of the interest is not resident in Ireland and has made a declaration to this effect in the prescribed form to the encashment agent or bank or (ii) the beneficial owner of the interest is a company which is within the charge to Irish corporation tax in respect of the interest.

Stamp Duty

No stamp duty, capital duty or similar tax is imposed in Ireland on the issue of the Notes. Furthermore, no stamp duty is imposed in Ireland on the transfer of the Notes within DTC, Euroclear or Clearstream.

Jersey Tax Considerations

The following summary of the anticipated treatment of the Issuer and holders of Notes (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Prospective investors in the Notes should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of the Notes under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of the Issuer

The Issuer is not regarded as resident for tax purposes in Jersey. Therefore, the Issuer will not be liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended) and payments in respect of the Notes may be paid by the Issuer without withholding or deduction for or on account of Jersey income tax. The holders of Notes (other than residents of Jersey) will not be subject to any tax in Jersey in respect of the holding, sale or other disposition of such Notes.

Stamp Duty

In Jersey, no stamp duty is levied on the issue or transfer of the Notes except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer the Notes on the death of a holder of such Notes where such Notes are situated in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of Notes domiciled in Jersey, or situated in Jersey in respect of a holder of Notes domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000. Where the Notes are in registered form and the register is not maintained in Jersey, such Notes should not be considered to be situated in Jersey for these purposes.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

If you are in any doubt as to your tax position you should consult your professional tax adviser.

U.S. Federal Income Tax Considerations

The following summary describes material U.S. federal income tax consequences of ownership and disposition of the Notes to U.S. Holders, as defined below. This discussion applies only if you:

•

purchase the Notes in this offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes is sold for money, and

•	hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are in a category of persons that are subject to special rules, such as:

•	financial institutions,

•	insurance companies,

•	dealers or traders in securities,

•	persons holding Notes as part of a hedge, “straddle,” integrated transaction or similar transactions,

•	U.S. Holders whose functional currency is not the U.S. dollar,

•

pass-through entities (e.g., S corporations, partnerships or other entities classified as partnerships for U.S. federal income tax purposes) or investors who hold the Notes through pass-through entities,

•	tax-exempt entities,

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Notes to their financial statements under Section 451 of the Code, or

•	persons subject to the alternative minimum tax.

If you are a partner in an entity that is classified as a partnership for U.S. federal income tax purposes and that holds Notes, your U.S. federal income tax treatment with respect to the Notes will generally depend on your status and upon the activities of the partnership. You and the partnership should each consult your own tax advisor as to the particular U.S. federal income tax consequences of owning and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws (including the unearned income Medicare contribution tax under Section 1411 of the Code) to your particular situation as well as any tax consequences arising under other federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state thereof or the District of Columbia, or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Possible Application of Rules Governing Contingent Payment Debt Instruments

The terms of the Notes provide for payments in excess of stated interest and principal under certain circumstances. Specifically, in the event of a Change of Control Triggering Event, we may be required to repurchase the Notes at 101% of their principal amount plus accrued and unpaid interest (see “Description of Notes—Change of Control Triggering Event”). Under applicable Treasury Regulations, the possibility that certain payments in excess of stated interest and principal will be made will not cause the Notes to be treated as “contingent payment debt instruments” (which are subject to special rules, as described below) if there is only a remote likelihood as of the issue date of the Notes that any of these payments will be made, or if the amounts thereof are considered incidental in the aggregate. We intend to take the position that, as of the issue date of the Notes, the likelihood that we will pay these excess amounts is remote or these amounts are incidental, and therefore that the Notes will not be considered contingent payment debt instruments. Our position is binding on you unless you disclose that you are taking a contrary position in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the Internal Revenue Service (the “IRS”), and if the IRS were to challenge this position, you might be required to use the accrual method, even if you were otherwise a cash method taxpayer, to accrue income on the Notes in excess of the stated interest on the Notes and to treat as ordinary income rather than capital gain any income that you recognize on the taxable disposition of a Note. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.

Stated Interest

Stated interest paid on a Note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. It is expected and this discussion assumes that the Notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Retirement

Upon the sale, exchange, redemption or retirement of a Note, you will recognize taxable gain or loss equal to the difference, if any, between the amount you realize on the sale, exchange, redemption or retirement and your tax basis in the Note (generally, its cost). For these purposes, the amount realized does not include any amount attributable to accrued stated interest. Amounts attributable to accrued stated interest and not previously included in income are treated as interest as described under “—Stated Interest” above.

Any gain or loss recognized on the sale, exchange, redemption or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement you have held the Note for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Foreign Financial Asset Reporting

Certain U.S. Holders may be required to report information relating to an interest in the Notes, subject to certain exceptions (including an exception for Notes held in accounts maintained by financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, to their tax return for each year in which they hold an interest in the Notes. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of the Notes, including the significant penalties for non-compliance.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with stated interest payments on the Notes, and the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes, unless you are an exempt recipient. You will be subject to U.S. backup withholding on payments of these amounts if you fail to provide your taxpayer identification number to the appropriate withholding agent and comply with certain certification procedures, or otherwise fail to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, if you timely provide the required information to the IRS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally, and not jointly, agreed to purchase from us, and we have agreed to sell to the underwriters, the principal amount of Notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

Total	$

The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the Notes offered by this prospectus supplement if any of the Notes are purchased. The underwriting agreement also provides that if an underwriter defaults with respect to the Notes, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated under certain conditions.

We have been advised by the underwriters that the underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the offering price and other selling terms. The underwriters may offer and sell Notes through certain of their affiliates. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes and in total):

Paid by Aptiv
Per Note		%
Total	$

We estimate that our expenses of this offering, excluding the underwriting discount, will be approximately $                million.

In the underwriting agreement, we have agreed that we will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We intend to apply to list the Notes on the NYSE. We expect trading in the Notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes at any time. There is currently no established trading market for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes.

In connection with this offering of the Notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the aggregate principal amount of Notes offered pursuant to this prospectus, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Any of these activities may cause the market prices of the Notes to be higher than they would otherwise be in the absence of those transactions. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We expect that the delivery of the Notes will be made against payment therefor on or about                , 2021, which will be the                day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+                ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is more than two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+                , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes prior to the date that is more than two business days preceding the settlement date should consult their own advisor.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have from time to time provided, and may provide in the future, various financial advisory, investment banking and commercial banking services to us and our affiliates, for which they have received or will receive customary fees and reimbursement of expenses. In particular, certain of the underwriters and/or their respective affiliates are parties to and are agents and/or lenders under our credit facility and receive customary compensation in connection therewith. The credit facility was negotiated on an arm’s length basis and contains terms pursuant to which the lenders receive customary fees. The underwriters and/or their respective affiliates may hold notes issued by us and, as a result, may receive a portion of the net proceeds from this offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

Selling Restrictions

European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of

Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for us by our legal counsel, Davis Polk & Wardwell LLP, New York, New York. Certain legal matters related to this offering, including the validity of the Notes offered hereby, will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aptiv PLC appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2020 (including the schedule appearing therein), and the effectiveness of Aptiv PLC’s internal control over financial reporting as of December 31, 2020 appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

APTIV PLC

DEBT SECURITIES

GUARANTEES

PREFERRED SHARES

ORDINARY SHARES

WARRANTS

PURCHASE CONTRACTS

UNITS

APTIV CORPORATION

DEBT SECURITIES

GUARANTEES

WARRANTS

PURCHASE CONTRACTS

UNITS

Guarantees by certain subsidiaries of Aptiv PLC

We may offer from time to time ordinary shares of Aptiv PLC, preferred shares of Aptiv PLC, debt securities of Aptiv Corporation, debt securities of Aptiv PLC, warrants, purchase contracts or units. The debt securities of Aptiv Corporation may be guaranteed by Aptiv PLC and one or more subsidiaries of Aptiv PLC and the debt securities of Aptiv PLC may be guaranteed by one or more of its subsidiaries, in each case on terms to be determined at the time of the offering. In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell ordinary shares from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered.

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our ordinary shares are listed on The New York Stock Exchange under the trading symbol “APTV.”

Investing in these securities involves certain risks. See “Risk Factors” on page 4 of this prospectus and beginning on page 14 of our annual report on Form 10-K for the year ended December 31, 2020 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2021

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

It must be distinctly understood that neither the registrar of companies in Jersey nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of the Company or for the correctness of any statements made, or opinions expressed, with regard to it.

In this prospectus, unless otherwise indicated or the context otherwise requires, “Aptiv,” the “Company,” “we,” “us” and “our” refer to Aptiv PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011 as Delphi Automotive PLC. As the context may require, “we,” “us” and “our” refers only to Aptiv PLC and the subsidiary registrants who may sell securities pursuant to this prospectus from time to time.

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THE COMPANY

We are a leading global technology and mobility architecture company primarily serving the automotive sector. We design and manufacture vehicle components and provide electrical, electronic and active safety technology solutions to the global automotive market, creating the software and hardware foundation for vehicle features and functionality. We deliver end-to-end mobility solutions enabling our customers’ transition to more electrified, software-defined vehicles. Our Advanced Safety and User Experience segment is focused on providing the necessary software and advanced computing platforms, and our Signal and Power Solutions segment is focused on providing the requisite networking architecture required to support the integrated systems in today’s complex vehicles. Together, our businesses develop the ‘brain’ and the ‘nervous system’ of increasingly complex vehicles, providing integration of the vehicle into its operating environment.

We are one of the largest vehicle component manufacturers, and our customers include 23 of the 25 largest automotive original equipment manufacturers (“OEMs”) in the world. We operate 124 major manufacturing facilities and 12 major technical centers utilizing a regional service model that enables us to efficiently and effectively serve our global customers from best cost countries. We have a presence in 44 countries and have approximately 18,200 scientists, engineers and technicians focused on developing market relevant product solutions for our customers.

We are focused on growing and improving the profitability of our businesses, and have implemented a strategy designed to position us to deliver industry-leading long-term shareholder returns. This strategy includes disciplined investing in our business to grow and enhance our product offerings, strategically focusing our portfolio in high-technology, high-growth spaces in order to meet consumer preferences and leveraging an industry-leading cost structure to expand our operating margins. In line with the long-term growth in emerging markets, we have been increasing our focus on these markets, particularly in China, where we have a major manufacturing base and strong customer relationships.

Our principal executive offices are located at 5 Hanover Quay, Grand Canal Dock, Dublin 2, Ireland and our telephone number is 353-1-259-7013. Our register of members is kept at our registered office, which 13 Castle Street, St Helier, Jersey JE1 1ES, Channel Islands.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities or any combination of the securities described in this prospectus, and the selling shareholders may sell our ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and, as the case may be, the identity of the selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and prior to the termination of any offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	our Annual Report on Form 10-K for the year ended December 31, 2020;

(b)

our Definitive Proxy Statement on Schedule 14A filed on March 15, 2021 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2020);

(c)	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2021; and

(d)	our Current Reports on Form 8-K filed on February 12, 2021, April 29, 2021, May 4, 2021 and June 25, 2021.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Aptiv PLC

c/o Corporate Secretary

5 Hanover Quay

Grand Canal Dock

Dublin 2, Ireland

353-1-259-7013

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global and regional economic conditions, including conditions affecting the credit market and resulting from the United Kingdom’s exit from the European Union, commonly referred to as “Brexit”; uncertainties posed by the novel coronavirus (COVID-19) pandemic and the difficulty in predicting its future course and its impact on the global economy and our future operations; fluctuations in interest rates and foreign currency exchange rates; the cyclical nature of global automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material and other components integral to our products, including the current semiconductor supply shortage; our ability to maintain contracts that are critical to our operations; potential changes to beneficial free trade laws and regulations, such as the United States-Mexico-Canada Agreement; our ability to integrate and realize the expected benefits of recent transactions; our ability to attract, motivate and/or retain key executives; our ability to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of our unionized employees or those of our principal customers; and our ability to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” in our filings with the Securities and Exchange Commission, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2021. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our Articles of Association and Memorandum of Association (as amended, our “Articles of Association” and “Memorandum of Association,” respectively). Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the Articles of Association and Memorandum of Association, which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and applicable law.

Ordinary Shares

As of July 30, 2021, there were 270,507,574 ordinary shares issued and outstanding. All outstanding ordinary shares are validly issued, fully paid and non-assessable. The ordinary shares do not have preemptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Jersey restrict in any way the ownership or voting of ordinary shares held by non-residents of Jersey.

Our Board may issue authorized but unissued ordinary shares, and the selling shareholders identified in a prospectus supplement may sell ordinary shares, without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

Dividend and Liquidation Rights. Holders of ordinary shares are entitled to receive equally, share for share, any dividends that may be declared in respect of our ordinary shares by the Board of Directors out of funds legally available therefor. If, in the future, we declare cash dividends, such dividends will be payable in U.S. dollars. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares are entitled to share pro rata in our net assets. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Our Board of Directors has the power to declare such interim dividends as it determines. Declaration of a final dividend (not exceeding the amounts proposed by our Board of Directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

Voting, Shareholder Meetings and Resolutions. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of holders of ordinary shares. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. Pursuant to Jersey law, an annual general meeting shall be held once every calendar year at the time (within a period of not more than 18 months after the last preceding annual general meeting) and at the place as may be determined by the Board of Directors. The quorum required for an ordinary meeting of shareholders consists of shareholders present in person or by proxy who hold or represent between them a majority of the outstanding shares entitled to vote at such meeting.

An ordinary resolution (such as a resolution for the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon.

Amendments to Governing Documents. A special resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in authorized capitalization, or a liquidation or winding-up) requires approval of the holders of two-thirds of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special resolution can only be considered if shareholders receive at least fourteen days’ prior notice of the meeting at which such resolution will be considered.

Requirements for Advance Notification of Shareholder Nominations and Proposals. Our Articles of Association establish advance notice and related procedures with respect to shareholder proposals and nomination of candidates for election as directors.

Limits on Written Consents. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders.

Transfer of Shares and Notices. Fully paid ordinary shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted by applicable securities laws or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days’ prior notice (excluding the day of notice and the day of the meeting) of an ordinary shareholders’ meeting and of any shareholders’ meeting at which a special resolution is to be adopted. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the Board of Directors may fix a date as the record date for any such determination.

Modification of Class Rights. The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Election and Removal of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect any of our directors who are up for election. All of our directors will be elected at each annual meeting.

Our Board of Directors currently consists of 12 directors. Our Articles of Association state that shareholders may only remove a director for cause. Our Board of Directors has sole power to fill any vacancy occurring as a result of the death, disability, removal or resignation of a director or as a result of an increase in the size of the Board of Directors.

Preferred Shares

We have 50,000,000 authorized preferred shares. As of June 30, 2021, we have 11,500,000 preferred shares issued and outstanding. The Board of Directors has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders.

When we offer to sell a particular series of preferred shares, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred shares will be issued under a statement of rights relating to each series of preferred shares and they are also subject to our Articles of Association.

Our Board may issue authorized preferred shares without further shareholder action, unless shareholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of our shares may be listed or quoted.

All preferred shares offered will be fully paid and non-assessable. Any preferred shares that are issued may have priority over the ordinary shares with respect to dividend or liquidation rights or both.

The purpose of authorizing the Board of Directors to issue preferred shares and to determine their rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing desirable flexibility in connection with possible equity financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting shares.

Convertible Preferred Shares

On June 12, 2020, we closed an offering pursuant to an effective shelf registration statement on Form S-3 (Registration File No. 333-228021) (the “Shelf Registration Statement”), in which we agreed to issue and sell to certain underwriters 11,500,000 5.50% Series A Mandatory Convertible Preferred Shares, par value $0.01 per share and liquidation preference $100.00 per share (the “MCPS”), in a registered public offering (“MCPS Offering”). In connection with the MCPS Offering, on June 12, 2020, we adopted a Statement of Rights (the “Statement of Rights”) to establish the preferences, limitations and relative rights of the MCPS.

Unless converted earlier in accordance with the terms of the Statement of Rights, each MCPS will convert automatically on the mandatory conversion date, which is expected to be June 15, 2023, into between 1.0754 and 1.3173 ordinary shares, subject to anti-dilution and other adjustments. The number of ordinary shares issuable upon conversion will be determined based on the average volume weighted average price per ordinary share over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately prior to June 15, 2023.

The ordinary shares rank junior to MCPS with respect to the payment of dividends and amounts payable in the event of the our liquidation, dissolution or winding up of its affairs. Subject to certain exceptions, so long as any MCPS remains outstanding, no dividend or distributions will be declared or paid on ordinary shares or any other class or series of share capital ranking junior to the MCPS, and no ordinary shares or any other class or series shares ranking junior or on parity with the MCPS shall be, directly or indirectly, purchased, redeemed, or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of ordinary shares has been set aside for the payment of such dividends upon, all outstanding MCPS.

In addition, upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of MCPS will be entitled to receive a liquidation preference in the amount of $100.00 per MCPS, plus an amount equal to accumulated and unpaid dividends on such shares, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to shareholders after satisfaction of liabilities to creditors and holders of our share capital ranking senior to the MCPS as to distribution rights upon our liquidation, winding-up or dissolution, and before any payment or distribution is made to holders of any class or series of share capital ranking junior to the MCPS as to distribution rights upon our liquidation, winding-up or dissolution, including, without limitation, the ordinary shares.

The holders of the MCPS do not have voting rights except as described below and as specifically required by Jersey law from time to time.

Whenever dividends on any MCPS have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on our Board of Directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of record of the MCPS, voting together as a single class with holders of record of any and all other series of voting preferred shares then outstanding, will be entitled, at the next annual or at a special meeting of our shareholders, to vote for the election of a total of two additional members of the Board of Directors (“preferred share directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which its securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors shall, at no time, include more than two preferred share directors.

In the event of a nonpayment, the holders of at least 25% of the MCPS and any other series of voting preferred shares may request that a special meeting of shareholders be called to elect such preferred share directors (provided that, to the extent permitted by our Memorandum and Articles of Association, if the next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred share directors will be included in the agenda for and will be held at such scheduled annual or special meeting of shareholders). The preferred share directors will stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders of the MCPS continue to have such voting rights.

At any meeting at which the holders of the MCPS are entitled to elect preferred share directors, the holders of a majority of the then outstanding MCPS and all other series of voting preferred shares, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such MCPS and other voting preferred shares so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred share directors.

Any preferred share director may be removed at any time, with cause or without cause by the holders of record of a majority in voting power of the outstanding MCPS and any other series of voting preferred shares then outstanding (voting together as a class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred share director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred share director remaining in office, except in the event that such vacancy is created as a result of such preferred share director being removed or if no preferred share director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding MCPS and any other series of voting preferred shares then outstanding (voting together as a single class) when they have the voting rights described above; provided that the election of any such preferred share directors will not cause us to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred share directors will each be entitled to one vote per director on any matter that comes before our Board of Directors for a vote.

Comparison of United States and Jersey Corporate Law

The following discussion is a summary of the material differences between United States and Jersey corporate law relevant to an investment in the ordinary shares. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.

As in most United States jurisdictions, unless approved by a special resolution of our shareholders, our directors do not have the power to take certain actions, including an amendment of our Memorandum of Association or Articles of Association or an increase or reduction in our authorized capital. Directors of a Jersey corporation, without shareholder approval, in certain instances may, among other things, implement certain sales, transfers, exchanges or dispositions of assets, property, parts of the business or securities of the corporation; or any combination thereof, if they determine any such action is in the best interests of the corporation, its creditors or its shareholders.

As in most United States jurisdictions, the board of directors of a Jersey corporation is charged with the management of the affairs of the corporation. In most United States jurisdictions, directors owe a fiduciary duty to the corporation and its shareholders, including a duty of care, pursuant to which directors must properly apprise themselves of all reasonably available information, and a duty of loyalty, pursuant to which they must protect the interests of the corporation and refrain from conduct that injures the corporation or its shareholders or that deprives the corporation or its shareholders of any profit or advantage. Many United States jurisdictions have enacted various statutory provisions that permit the monetary liability of directors to be eliminated or limited. Jersey law protecting the interests of shareholders may not be as protective in all circumstances as the law protecting shareholders in United States jurisdictions. Under our Articles of Association, we are required to indemnify every present and former officer of ours out of our assets against any loss or liability incurred by such officer by reason of being or having been such an officer. The extent of such indemnities shall be limited in accordance with the provisions of the Companies (Jersey) Law 1991, as amended.

In most United States jurisdictions, the Board of Directors is permitted to authorize share repurchases without shareholder consent. Jersey law does not permit share repurchases without shareholder consent. However, our Articles of Association permit our Board of Directors to convert any of our shares that we wish to purchase into redeemable shares, and thus effectively allow our Board of Directors to authorize share repurchases (which shall be effected by way of redemption) without shareholder consent, consistent with the practice in most United States jurisdictions.

Listing

Our ordinary shares are listed on the NYSE under the symbol “APTV.” Our preferred shares are listed on the NYSE under the symbol “APTV PRA.” We will describe the listing of any series of preferred shares in the prospectus supplement for such series.

Transfer Agent and Registrar

The U.S. transfer agent and registrar for the ordinary shares is Computershare Trust Company, N.A. The U.S. transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021, Attention: Client Administration. Computershare Investor Services (Jersey) Limited is the transfer agent and registrar for the ordinary shares in Jersey and its address is 13 Castle Street, St Helier, Jersey JE1 1ES.

The transfer agent for each series of preferred shares will be described in the prospectus supplement for such series.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

Aptiv PLC (“Aptiv PLC”) or Aptiv Corporation (“Aptiv Corp.”) may offer debt securities, subject to the consent of the Jersey Financial Services Commission, if required. This prospectus describes certain general terms and provisions of the debt securities. When Aptiv PLC or Aptiv Corp. offer to sell a particular series of debt securities, the specific terms for the securities will be set forth in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Aptiv PLC’s senior debt securities would be issued under a senior indenture dated as of March 10, 2015, as supplemented, among Aptiv PLC, the guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as registrar, paying agent and authenticating agent (the “Registrar and Paying Agent”). Aptiv PLC’s subordinated debt indentures would be issued under a subordinated indenture among Aptiv PLC, the guarantors party thereto, the Trustee and the Registrar and Paying Agent.

Aptiv Corp.’s senior debt securities would be issued under a senior indenture dated as of February 14, 2013, as supplemented, among Aptiv Corp., Aptiv PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent. Aptiv Corp.’s subordinated debt indentures would be issued under a subordinated indenture among Aptiv Corp., Aptiv PLC, as a guarantor, the other guarantors party thereto, the Trustee and the Registrar and Paying Agent.

This prospectus refers to each of Aptiv PLC’s senior debt indenture, Aptiv PLC’s subordinated indenture, Aptiv Corp.’s senior indenture and Aptiv Corp.’s subordinated debt indenture individually as the “indenture” and collectively as the “indentures.” We refer to Aptiv PLC’s senior indenture and Aptiv Corp.’s senior indenture collectively as the “senior indentures” and each individually as a “senior indenture.” We refer to Aptiv PLC’s subordinated indenture and Aptiv Corp.’s subordinated indenture collectively as the “subordinated indentures” and each individually as a “subordinated indenture.”

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, which we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The senior indentures and the subordinated indentures are substantially identical, except for the provisions relating to subordination. See “—Subordinated Debt.”

We or Aptiv Corp. may issue debt securities up to an aggregate principal amount as we or Aptiv Corp. may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	whether or not the debt securities will have the benefit of a guarantee;

•	the maturity date;

•	the interest payment dates and the record dates for the interest payments;

•	the interest rate, if any, and the method for calculating the interest rate;

•	if other than New York, NY, the place where we will pay principal and interest;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	if other than denominations of $2,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	if other than the principal amount, the portion of principal amount payable upon acceleration of the maturity;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	if the debt securities may be exchangeable for and/or convertible into the ordinary shares of Aptiv PLC or any other security;

•	whether and under what circumstances additional amounts will be paid to a non-U.S. person in respect of any tax, assessment or governmental charge withheld or deducted;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	whether the debt securities will be issued in the form of global notes;

•	any material United States federal income tax consequences;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including events of default, covenants, provisions related to amendments and waivers, transfer and exchange, satisfaction and discharge and defeasance.

The form of indentures filed with the registration statement of which this prospectus forms a part contain certain of these terms, which may be modified in connection with the offering of any debt securities.

Senior Debt

Each of Aptiv PLC and Aptiv Corp. will issue under its senior indenture the debt securities that will constitute part of the senior debt of such issuer. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of such issuer.

Subordinated Debt

Each of Aptiv PLC and Aptiv Corp. will issue under its subordinated indenture the debt securities that will constitute part of the subordinated debt of such issuer. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the relevant subordinated indenture, to all “senior indebtedness” of such issuer. The specific subordination terms will be set forth in a supplemental indenture to the relevant subordinated indenture and described in the prospectus supplement for the relevant series of debt.

Guarantees

Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates. Debt securities issued by Aptiv PLC may be guaranteed by any of the subsidiary registrants under the registration statement of which this prospectus forms a part. Debt securities issued by Aptiv Corp. will be guaranteed by Aptiv PLC and may be guaranteed by any of the subsidiary registrants. The guarantees will be full and unconditional on a joint and several basis. Each of the subsidiary guarantors is 100% owned by Aptiv PLC.

Concerning the Trustee and the Registrar and Paying Agent

Unless otherwise provided in respect of a series of debt securities, Wilmington Trust, National Association is the Trustee under each indenture and Deutsche Bank Trust Company Americas is the Registrar and Paying Agent with regard to each series of debt securities. The Trustee and its affiliates have engaged in, and may in the future engage in, financial or other transactions with the Company, the Issuer and the other Guarantors and their and our affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act of 1939. The Registrar and Paying Agent have engaged in, are currently engaged in, and may in the future engage in financial or other transactions with the issuers and the guarantors and their and our affiliates in the ordinary course of their respective businesses.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

Aptiv PLC may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, subject to the consent of the Jersey Financial Services Commission, if required. Aptiv Corp. may also issue warrants to purchase its debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between the issuer of such warrants and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus and such prospectus supplement is being delivered:

•	the issuer and title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Aptiv PLC may, subject to the consent of the Jersey Financial Services Commission, if required, issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by Aptiv PLC or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Aptiv Corp. may issue purchase contracts for the purchase or sale of:

•

debt securities issued by Aptiv Corp. or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate the issuer thereof to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Aptiv PLC or Aptiv Corp., as applicable, may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require the issuer thereof to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. The issuer’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under one or more of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, subject to the consent of the Jersey Financial Services Commission, if required, Aptiv PLC may issue units consisting of one or more purchase contracts, warrants, debt securities, preferred shares, ordinary shares or any combination of such securities and Aptiv Corp. may issue units consisting of one or more purchase contracts, warrants, debt securities or any combination of such securities. The applicable supplement will describe:

•

the issuer and the terms of the units and of the warrants, debt securities, preferred shares and ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. Aptiv PLC or Aptiv Corp. may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if Aptiv PLC or Aptiv Corp. requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Aptiv PLC, Aptiv Corp., the trustees, the warrant agents, the unit agents or any other agent of Aptiv PLC or Aptiv Corp., agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, Aptiv PLC or Aptiv Corp., as applicable, will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of theirs or of Aptiv PLC or Aptiv Corp. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the ordinary shares and preferred shares in respect of which this prospectus is being delivered will be passed upon for us by Carey Olsen, Jersey, Channel Islands, and the validity of the debt securities, guarantees, warrants, purchase contracts and units in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aptiv PLC appearing in Aptiv PLC’s Annual Report on Form 10-K filed February 8, 2021 for the year ended December 31, 2020 (including the schedule appearing therein) and the effectiveness of Aptiv PLC’s internal control over financial reporting as of December 31, 2020 appearing in Aptiv PLC’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.